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Exhibit 10.3

AMENDMENT

TO

EMPLOYMENT AGREEMENT

        This Amendment is made and entered into as of the 15th day of January, 2008, by and between Satcon Technology Corporation, a Delaware corporation (the "Company"), and David B. Eisenhaure (the "Executive").

        The following facts set forth the background to this Amendment:

          A.    The Company and the Executive entered into a Key Employee Agreement, dated as of July 1, 1992, as the same has been amended from time to time (as so amended, the "Agreement").

          B.    The Company and the Executive desire to amend the Agreement pursuant to the terms hereof.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Amendments.    The Agreement is hereby amended as follows:

          (a)   Effective as of the date on which a new Chief Executive Officer of the Company is retained and commences his employment with the Company, Section 1.1 of the Agreement shall be amended by deleting the phrase "President and Chief Executive Officer" therefrom and inserting the phrase "Chairman Emeritus" in place thereof.

          (b)   Section 1.2 of the Agreement is hereby amended by deleting the third sentence thereof.

          (c)   The Agreement is hereby amended by reinserting the following as Section 2.1 thereof:

            "2.1     This Agreement shall be renewed effective as of January 1, 2008 and shall continue in full force and effect until terminated in accordance with Section 2.2 hereof."

          (d)   Section 2.2(b) of the Agreement is hereby deleted and the following is hereby inserted in place thereof:

            "(b)     at any time on or after March 1, 2009 without cause provided that the Company shall be obligated to pay you as severance pay an amount equal to the amount set forth in Item 5 of Exhibit A hereto, less applicable taxes and other required withholdings and any amounts you may owe to the Company."

          (b)   Section 7 of the Agreement is hereby amended by adding the following new Section 7.4 and inserting the same immediately following Section 7.3:

            "7.4     No Disparaging Comments.    In order to maintain the goodwill of each of the parties hereto, during the term of this Agreement and thereafter, neither you nor the Company shall make disparaging or derogatory comments about the other, or any of your or its respective affiliates, except to the extent required by law, and then only after consultation with the other party to the extent possible."

          (b)   Exhibit A to the Agreement is hereby amended by deleting Item 2(a) in its entirety and replacing it with the following:

            "(a)     Base Salary.    Your Base Salary shall be $300,000 per annum provided that, effective as of the date on which a new Chief Executive Officer of the Company is retained and commences his employment with the Company, your Base Salary shall be $250,000 per annum, in each case payable in accordance with the Company's payroll policy."

          (c)   Exhibit A to the Agreement is hereby amended by deleting Item 5 thereof and substituting the following in place thereof:

            "5.   Upon termination of this Agreement pursuant to Section 2.2(b) hereof, you shall be entitled to be paid your then current salary for the one year period immediately following the effective date of such termination. In addition, the Company will provide you and your spouse with so-called COBRA health coverage (at your expense) for the 18-month period following such termination and will arrange for the transfer to you or your designee of the $1,000,000 face amount life insurance policy currently paid for by the Company for which you currently designate the beneficiary. The Company agrees to maintain such life insurance policy in full force and effect and shall pay all premiums due thereon until the date of such transfer to you and thereafter you shall be responsible for all such premium payments. In addition, upon any termination of your employment with the Company other than a termination for cause any stock options that you then hold shall continue to be exercisable by you for 2 years following the date of such termination unless you continue to be a member of the Board of Directors in which case such stock options shall continue to be exercisable until 2 years after you cease to be a Director."

        2.    Effective Date.    This Amendment shall be effective as of the January 1, 2008. From and after the effective date hereof, each reference in the Agreement to "this Agreement," "hereto", "hereunder" or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement as modified and amended by this Amendment.

        3.    Counterparts.    This Amendment may be executed in counterparts and by different parties hereto in separate counterparts each of which, when so executed and delivered, shall be deemed to be an original and all of which when taken together, shall constitute one and the same instrument.

        4.    No Other Modifications.    Except as otherwise expressly modified by the terms and provisions of this Amendment, the Agreement shall remain in full force and effect, and is hereby in all respects confirmed and ratified by the parties hereto; and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Agreement.

        IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date set forth above.

COMPANY:
SATCON TECHNOLOGY CORPORATION, a Delaware corporation
By:	/s/ John Carroll
EXECUTIVE:
/s/ David B. Eisenhaure David B. Eisenhaure

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  Exhibit 10.3